[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.24

COMMERCIAL MANUFACTURING SERVICES AGREEMENT

THIS COMMERCIAL MANUFACTURING SERVICES AGREEMENT is made as of January 1, 2020 (the “Effective Date”) by and between ATARA BIOTHERAPEUTICS, INC., a Delaware corporation with an office at 611 Gateway Blvd, Suite 900, South San Francisco, CA 94080 (“Atara”) and COGNATE BIOSERVICES, INC., a Delaware corporation, with an office at 4600 East Shelby Drive, Suite 108, Memphis, TN 38118 (“Manufacturer”). Atara and Manufacturer are each individually a “Party” and collectively the “Parties.”

RECITALS:

WHEREAS, Atara and Manufacturer are Parties to that certain Development and Manufacturing Services Agreement dated August 10, 2015, as amended (the “DMSA”);

WHEREAS, Atara now desires to engage Manufacturer to perform certain commercial Manufacturing Services (as those terms are defined below), on the terms and conditions set forth below and in the applicable Work Orders; and Manufacturer desires, on the terms and conditions set forth below and in such Work Orders, to perform such Services for Atara.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the Parties set forth in this Agreement, the Parties hereto agree as follows:

1.Definitions.  Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1“Affiliate” means, with respect to either Atara or Manufacturer, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Atara or Manufacturer, as the case may be.  As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the  stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity; provided, however, that, as applied to Atara, the terms of clause (b) will apply equally to corporate as well as non-corporate entities.

1.2“Agreement” means this Commercial Manufacturing Services Agreement, together with all Appendices, Schedules and Exhibits attached hereto and all Work Orders, Quality Agreements and Change Orders signed by the Parties during the term of this Agreement, as amended from time to time by the Parties in accordance with Section 15.7, and all fully signed Work Orders entered into by the Parties.

1.3“API/Drug Substance” means the active pharmaceutical ingredient or drug substance identified on the applicable Work Order.

1.4“Applicable Law” means all  ordinances, rules, regulations, laws, requirements, guidances and court orders of any kind whatsoever of any competent Authority applicable to the Manufacture, storage, import, export, transport, marketing, promotion, processing, distribution, sale and/or use of the Product, as amended from time to time including all applicable cGMP.

1.5“Atara Equipment” means the Equipment, if any, identified on the applicable Work Order as being provided by Atara or purchased or otherwise acquired by Manufacturer at Atara’s expense.

1.6“Atara Indemnitees” has the meaning set forth in Section 12.1.

1.7“Atara Materials” means Patient Materials and [ * ] reagent.

1.8“Atara-Supplied Raw Materials” means the raw materials supplied by Atara in accordance with Section 4.1.

1.9“Atara Technology” means (a) Atara Materials and any intermediates, components, or derivatives of Atara Materials; (b) Product and any intermediates, components, or derivatives of Product; (c)  Specifications; and (d) the Technology of Atara (i) existing prior to the Effective Date, or (ii) owned, conceived, created, developed or obtained by or on behalf of Atara independent of this Agreement and [ *].

1.10“Authority” means any competent government regulatory authority responsible for granting approvals, licenses, registrations, or authorizations necessary for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture, storage, import, export, transport, marketing, promotion, processing, sale, distribution and/or use of Product in the intended country of use, including without limitation, the FDA.

1.11 “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch record.  [ * ].

1.12“Batch Documentation” has the meaning set forth in Section 6.2.

1.13[ * ]

1.14“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Tennessee or California are authorized or required by law or other governmental action to close.

1.15“Certificate of Analysis” means a document signed by an authorized representative of Manufacturer, describing Specifications for, and testing methods applied to, Product, and the results of testing.

1.16“Certificate of Compliance” means a document signed by an authorized representative of Manufacturer, certifying that a particular Batch was Manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

1.17“cGMP” means  current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by the applicable Authority, as may be amended from time to time, and as are applicable to the Product, including, without limitation: (a) for US cGMP compliance, the current Good Manufacturing Practices regulations set forth in 21 CFR 210, 211, 1271 and (b) for EU cGMP compliance, the EU GMP guidelines Eudralex Volume 4 (2003/94/EC; EC GMP guidelines and relevant annexes), the Advanced Therapy Medicinal Product EU Directive 1394/2007/EC and the EU Tissue and Cells Directives: Parent Directive 2004/23/EC (Donation, Procurement, Testing of Human Tissues and Cells) and the two technical directives, 2006/17/EC and  2006/86/EC, and the PIC/S Guide to Good Manufacturing Practice for Medicinal Products - PE009-13.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.18“Change Order” has the meaning set forth in Section 5.3(a).

1.19“Confidential Information” has the meaning set forth in Section 10.1.

1.20“Disposition” has the meaning set forth in the Quality Agreement.

1.21“Effective Date” has the meaning set forth in the preamble.

1.22“Equipment” means any equipment or machinery, including Atara Equipment, used by Manufacturer in the performance of Services, including without limitation, the Manufacturing of Product, or the holding, processing, testing or release of Product.

1.23“Facility” means the facilit(ies) of Manufacturer identified in the applicable Work Order.

1.24“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.25“FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.26“force majeure” has the meaning set forth in Section 15.2.

1.27“Improvements” means all Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement.

1.28“Initial Work Order” means the first Work Order agreed to and executed by the Parties on the Effective Date, and as attached hereto as Appendix A.

1.29[ * ]

1.30“Manufacture” and “Manufacturing” means the performance of any steps, processes and activities in the Manufacturing Process necessary to produce Product, including the manufacturing,  processing, packaging, labeling,  quality control testing, stability testing, release, storage or supply of Product.

1.31“Manufacturer Indemnitees” has the meaning set forth in Section 12.2.

1.32“Manufacturer-Supplied Raw Materials” has the meaning set forth in Section 4.1.

1.33“Manufacturer Technology” means the Technology of Manufacturer (a) existing prior to the Effective Date; or (b) owned, conceived, created, developed or obtained by or on behalf of Manufacturer independent of this Agreement and [ * ].

1.34“Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used by Manufacturer to Manufacture Product, as set forth in Batch Documentation or master Batch Documentation.

1.35“Patient Materials” means all biological materials derived from a patient or a donor.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.36“Manufacturing Improvements” has the meaning set forth in Section 9.4.

1.37“Permitted Subcontractor” has the meaning set forth in Section 3.3.

1.38 “Planned Deviation” means any deviation that is proposed or identified, in each case, by Atara or Manufacturer, and approved by the Parties in writing prior to performance of the applicable Work Order.

1.39“Product” means any API/Drug Substance or drug  product comprised of API/Drug Substance in each case as specified in the applicable Work Order, including, if applicable, bulk packaging and/or labeling as provided in such Work Order and manufactured by Manufacturer for Atara pursuant to this Agreement.

1.40“Quality Agreement” has the meaning set forth in Section 2.2.

1.41 “Records” has the meaning set forth in Section 5.4(a).

1.42“Release” has the meaning set forth in the Quality Agreement.

1.43“Representative” has the meaning set forth in Section 3.1.

1.44[ * ]

1.45“Services” means the Manufacturing and/or other services described in a Work Order entered into by the Parties.

1.46“SOP” means the written standard operating procedures and methods of Manufacturer, as the same may be amended, in accordance with the Quality Agreement.

1.47“Specifications” means, with respect to each Batch, at the time Manufacture is initiated, the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Atara, as such specifications are amended or supplemented from time to time by Atara in writing.

1.48“Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

1.49“Termination Effective Date” means the date upon which termination by a Party of either this Agreement, or in the event of termination of the applicable Work Order, such Work Order, is effective.

1.50“Work Order” means a written work order referencing this Agreement, substantially in the form attached hereto as Appendix B, for the performance of Services by Manufacturer under this Agreement.

2.Engagement of Manufacturer.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.1Services and Work Orders.  From time to time, Atara may wish to engage Manufacturer to perform Services for Atara.  Such Services will be set forth in a Work Order.  Each Work Order will be appended to this Agreement, will include the material terms for the project, and may include the scope of work, specified Services, Specifications, deliverables, timelines, milestones (if any), quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the Parties with respect to the activities to be performed under such Work Order.  No Work Order will be effective unless and until it has been agreed to and signed by authorized representatives of both Parties.  Documents relating to the relevant project, including Specifications, proposals, quotations and any other relevant documentation, will only be effective if attached to the applicable Work Order and incorporated in the Work Order by reference. Each fully signed Work Order will be subject to the terms of this Agreement and will be incorporated herein and form part of this Agreement.  Manufacturer will perform the Services in consideration of payment therefor by Atara specified in each fully signed Work Order, as amended by any applicable Change Order(s), and in accordance with the terms and conditions of such Work Order and this Agreement.  Notwithstanding the foregoing, nothing in this Agreement will obligate either Party to enter into any Work Order under this Agreement beyond the Initial Work Order executed and delivered simultaneously with this Agreement.

2.2Quality Agreement.  Concurrently with the execution of this Agreement, the Parties shall also agree upon and enter into a Quality Agreement containing quality assurance provisions for the commercial Manufacture of Product (“Quality Agreement”).

2.3Conflict Between Documents.  If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, Quality Agreement, purchase order, or other document or form used by the Parties, the terms of this Agreement control and take precedence, except, in the case of the Quality Agreement, with respect to matters specifically directed to Product quality, cGMP and regulatory compliance with respect to the Manufacture of Products (for which the Quality Agreement controls and takes precedence) and in the case of respect to the fees, costs, expenses, payment and other terms of individual Services (for which the applicable Work Order controls and takes precedence).  For clarity, if there are terms in one agreement or document, that are not in another agreement or document, such silence does not constitute a conflict, discrepancy or inconsistency.

3.Project Performance.

3.1Representatives.  Each Party will appoint a representative having primary responsibility for day-to-day interactions with the other Party for the Services (each, a “Representative”), who will be identified in the applicable Work Order.  Each Party may change its Representative by providing written notice to the other Party in accordance with Section 15.4; provided that each Party will use [ * ] to provide the other Party with at least [ * ] prior written notice of any change in its Representative for the Services.  Except for notices or communications required or permitted under this Agreement, which will be subject to Section 15.4, or unless otherwise mutually agreed by the Parties in writing, all communications between Manufacturer and Atara regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the Parties’ respective Representatives.

3.2Communications.

(a)Operations Meetings; Production Forecasts.  The Parties will hold plant leadership team meetings via teleconference or in person, on a periodic basis as agreed upon by the Representatives.  Notwithstanding the foregoing, the Parties will hold a [ * ] meeting of the plant leadership team members from each Party which shall be held in person, unless the Parties mutually agree to hold such meeting by teleconference (“Operations Meeting”).  In each Operations Meeting, Atara will provide a [ *] demand forecast ([ * ] forecast, the “Demand Forecast”) so that Manufacturer can prepare a production

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

schedule and plan for the purchase of the necessary raw materials and consumables to be provided by Manufacturer under the applicable Work Order.  The Demand Forecast will be binding on Atara with respect to (i), subject to the remainder of this Section 3.2(a) and Schedule 1, Section 1 of the Initial Work Order, [ * ] for production of the [ * ] such Demand Forecast (the “Committed Materials Costs”), and (ii) subject to Schedule 1, Section 1 of the Initial Work Order, [ * ].  Atara will also provide to Manufacturer at each Operations Meeting, where reasonably practicable, a [ * ] demand forecast covering an additional [ *] (i.e.  so that the total forecast covers a period of [ * ]).  Within [ * ] of receiving the Demand Forecast, Manufacturer will prepare a draft invoice [ * ].  Manufacturer will submit this draft invoice [ * ] to Atara    [ * ], and upon Atara’s approval, Manufacturer will invoice Atara for (A) [ * ] and (B) the full [ * ] on all of the Manufacturer-Supplied Raw Materials.  Atara will fully satisfy the [ * ] within [ * ] following the date of such invoice.  Upon receipt of the [ * ], Manufacturer will place orders for the Manufacturer-Supplied Raw Materials listed in the [ * ] to the [ * ] invoice.  Notwithstanding anything to the contrary in the Agreement or elsewhere, Manufacturer has no obligation to order or purchase (and will not be responsible for any associated delays related to such order or purchase) any materials to be purchased by Manufacturer pursuant to any Work Order until after Atara has approved the order and fully satisfied the   [ * ].  At the end of each month, Manufacturer will invoice Atara for Manufacturer’s out of pocket cost (including shipping) for Manufacturer-Supplied Raw Materials that Manufacturer received during the applicable [ * ] plus the [ * ], less the amount of [ * ] received from Atara during such month.  Subject to Schedule 1, Section 1 of the Initial Work Order, if Atara orders less than [ * ] [ * ], then any raw materials and supplies purchased by Manufacturer that have been paid for by Atara as Committed Materials Costs shall be held by Manufacturer and used for Manufacture of [ * ] ordered by Atara in subsequent periods (and covered by subsequent Demand Forecasts), provided that Manufacturer may, upon prior written notice to Atara, dispose of or destroy any such raw materials that are outside their shelf life, or are otherwise unsuitable for use in Manufacture of subsequent [ * ], [ * ] with respect to [ * ].  [ * ].  The Financial Terms Schedule in the applicable Work Order sets forth the price and payment terms applicable to each of such Batches of Product Manufactured.

Manufacturer Operations Meeting Reports.  In each Operations Meeting, Manufacturer will provide        [ * ].  Each Party will cover its own expenses with respect to the attendance of all Operations Meetings.        [ * ].

(b)Production Forecast.  Without limiting Atara’s obligations to provide the Demand Forecast (and the [ * ]forecast of production) at each Operations Meeting, as set forth in Section 3.2, within [ * ] following the Effective Date, Atara will provide to Manufacturer a [ * ] [ * ]forecast of its estimated production requirements for Product ([ * ]) for the [ * ] period [ * ] the Effective Date, prepared in good faith and on reasonable grounds, and reflecting Atara’s commercially reasonable estimate of its needs for Product over the applicable period.

3.3Subcontracting.  Manufacturer may not subcontract with any third party including any Affiliate of Manufacturer, to perform any of its obligations under this Agreement without the prior written consent of Atara (each such subcontractor, a “Permitted Subcontractor”).  For clarity, execution of the Work Order constitutes prior written approval that such subcontractors shall be deemed Permitted Subcontractors for purposes of the preceding sentence to the extent such subcontractors are specified in the applicable Work Order.  Manufacturer will be [ * ] Permitted Subcontractor, and [ * ].  Manufacturer will cause any such Permitted Subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including all confidentiality, quality assurance, regulatory and other obligations and requirements of Manufacturer set forth in this Agreement.  In no event will Manufacturer be responsible for the performance of any third party retained by Atara to perform any services in connection with the Services rendered by Manufacturer, including suppliers, distributors, consultants, agents or testing entities, [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.4Duty to Notify.  Manufacturer will [ * ] notify Atara if at any time during the term of this Agreement Manufacturer believes that it will be unable to perform or complete the Services in accordance with the production schedule agreed in any Work Order.  Compliance by Manufacturer with this Section 3.4 will not relieve Manufacturer of any other obligation or liability under this Agreement; provided that Manufacturer’s failure to provide notice under this Section 3.4 will not relieve Atara of any obligation or liability it has under this Agreement unless Atara is materially prejudiced by such failure to receive notice.

3.5Third Party Providers.  Atara will execute agreements with and be responsible for performance by and payment to certain third party providers of services ancillary to the Services rendered by Manufacturer, as more specifically described in a Work Order.

4.Materials and Equipment.

4.1Supply of Materials.  Manufacturer will supply, in accordance with the payment schedule(s) included in the applicable Work Order, and in accordance with the relevant approved raw material specifications, all materials to be used by Manufacturer in the performance of Services under a Work Order (other than Atara Materials and Atara-Supplied Raw  Materials) (collectively, the “Manufacturer-Supplied Raw Materials”).  Without limiting the foregoing, any such materials that the Parties mutually agree (in writing, email being sufficient) require prepayment will be subject to the financial terms set forth in the applicable Work Order.  Atara or its designees will provide Manufacturer with those Atara Materials in accordance with the schedule established at the applicable Operations Meeting.  Notwithstanding Manufacturer’s obligation to procure all Manufacturer-Supplied Raw Materials for the provision of Services and Manufacture of Product, Atara may, [ * ], procure and deliver to Manufacturer up to [ * ] of all raw materials used by Manufacturer (other than Atara Materials, of which Atara may supply [ * ]) in the performance of Services and/or Manufacture of Product. Manufacturer agrees (a) to acknowledge receipt of all Atara-Supplied Raw Materials and Atara Materials received by Manufacturer; (b) not to provide Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials (that have been pre-paid for by Atara) or Atara Materials to any third party without the express prior written consent of Atara; (c) not to use Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials (that have been pre-paid for by Atara) or Atara Materials for any purpose other than conducting the Services, and without limiting the generality of the foregoing, will not analyze, characterize, modify or reverse engineer any Atara Materials or take any action to determine the structure or composition of any Atara Materials unless required pursuant to a signed Work Order (or necessary to confirm that all applicable standards are met, solely in connection with [ * ]Atara’s prior written consent); and (d) to destroy or return to Atara all unused quantities of Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials (that have been pre-paid for by Atara) and Atara Materials according to Atara’s written directions and at Atara’s sole cost and expense.

4.2Ownership of Materials.  Atara will [ * ] to and [ * ] the Atara Materials, the Atara-Supplied Raw Materials, Product and any intermediates and components of the Product, the Atara Materials and the Atara-Supplied Raw Materials and any work in process at each and every stage of the Manufacturing Process (other than Manufacturer-Supplied Raw Materials) [ * ]. All costs of Manufacturer-Supplied Raw Materials incurred by Manufacturer and payable by Atara under this Agreement (including any Work Order) will be sold and invoiced to Atara by Manufacturer and paid by Atara based on [ * ].           [ * ], Manufacturer will invoice Atara and Atara will pay Manufacturer for Manufacturer’s out of pocket cost [ * ]. For the avoidance of doubt, the [ * ] provided for in this Section 4.2 applies to all Manufacturer-Supplied Raw Materials purchases actually made by Manufacturer for resale to Atara.  Manufacturer will provide within the Facility an area or areas where the Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, Atara Materials, Product, any intermediates and components of Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, Atara Materials or Product, and any work in process are segregated and stored in accordance with the Specifications and cGMP (if applicable), and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

to Manufacturer, or held by it for a third party’s account.  Atara will provide the Atara-Supplied Raw Materials and Atara Materials (and any intermediates and components of any Atara-Supplied Raw Materials and Atara Materials) to Manufacturer free and clear of all liens and encumbrances and Manufacturer will ensure that such Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, Atara Materials and Product, any intermediates and components of any Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, Atara Materials or Product, and any work in process are free and clear of any liens or encumbrances.  Manufacturer will at all times take such [ * ] measures as are required to protect the Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, Atara Materials, Product, any intermediates and components  of any Atara-Supplied Raw Materials, Atara Materials or Product, and any work in process from loss, damage and theft at all stages of the Manufacturing Process.  Manufacturer will [ * ] notify Atara if at any time it believes any Product, Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, or Atara Materials, or any intermediates and components of any Atara Materials, Atara-Supplied Raw Materials, Manufacturer-Supplied Raw Materials, or Product, or any work in process have been damaged, lost or stolen.

4.3Transition of Raw Materials and Certain Services Provided for under DMSA.    The Parties acknowledge and agree that upon the termination of the DMSA, except for the raw materials needed to complete the work orders under the DMSA as mutually agreed by the Parties, all other raw materials in Manufacturer’s possession and control that are subject to the DMSA or any Work Order thereof that Atara has paid for, [ * ], shall transfer to this Agreement and be deemed as either “Atara Materials” or “Atara-Supplied Raw Materials,” as the case may be.  Atara and Manufacturer hereby agree the following work orders issued under the DMSA are terminated as of the Effective Date: (i) [ * ]; (ii) [ * ]; and (iii) [ * ].  The relevant services under such Work Orders are transitioned from the DMSA to this Agreement and included in the Initial Work Order.

4.4Supply of Equipment.  Unless otherwise agreed in a Work Order, Manufacturer will supply all Equipment necessary to perform the Services, except that Atara will supply the Atara Equipment, if any.  Manufacturer will not use the Atara Equipment except in performance of Services under the applicable Work Order.  The Atara Equipment will be delivered to Manufacturer’s Facility free and clear of all liens and encumbrances.  Title to any such delivered Atara Equipment will remain with Atara and Manufacturer will ensure that the Atara Equipment is properly labeled as Atara property and remains free and clear of any liens or encumbrances.  At Atara’s written request, the Atara Equipment will be returned to Atara, or to Atara’s designee, at Atara’s sole cost and expense.  Manufacturer will be responsible, at Atara’s cost, for maintenance of the Atara Equipment.  To the extent Atara provides spare parts for the Atara Equipment, such spare parts will remain the property of Atara and will be used by Manufacturer only for maintenance of the Atara Equipment.  Manufacturer will [ * ] notify Atara if [ * ]any Atara Equipment has been damaged, lost or stolen.

4.5Product and Materials Inventory Reporting and Audit.  During the term of this Agreement, Manufacturer shall provide to Atara, in a mutually agreed format : (i) [ * ] reports of [ * ].  Atara will also have the right, at its expense, to conduct [ * ] audit of the Product and raw material inventory levels per [ * ] period upon reasonable prior written notice of not less than [ * ] to Manufacturer, at a mutually agreed time, and Manufacturer agrees to cooperate with Atara in such inventory audit.

5.Manufacture of Product.

5.1Applicable Law.  Manufacturer will comply with all Applicable Law in performing Services under this Agreement.

5.2Facility.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)Performance of Services.  Manufacturer will perform all Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable Work Order and this Agreement, and, except as otherwise set forth in a Work Order, hold at such Facility, all Equipment, Atara Equipment, Atara Materials and other items used in the Services.  Manufacturer will not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without [ * ] prior written notice to, and prior written consent from Atara, which consent will not be unreasonably withheld, conditioned, or delayed (it being understood and agreed that Atara may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be).  Manufacturer will maintain,          [ * ], the Facility and all Equipment required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of cGMP (if applicable) and all Applicable Law.

(b)Facility Validation.  Atara will be responsible for performing all validation of any Atara Equipment, unless otherwise agreed in any Work Order.  Manufacturer will be responsible for performing all validation of the Facility, Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP (if applicable), Manufacturer’s SOPs, the applicable Quality Agreement (if any), Applicable Law, and in accordance with any other validation procedures established by Atara and agreed to in writing by Manufacturer, and the applicable Work Order.

(c)Licenses and Permits.  Manufacturer will be responsible for obtaining and maintaining throughout the term of this Agreement, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of Services by Manufacturer under this Agreement.  At Atara’s request, Manufacturer will provide Atara with copies of all such approvals and submissions to Authorities and, subject to the obligations of confidentiality set forth herein and Applicable Law, Atara will have the right to use any and all information contained in such approvals or submissions to the extent required in connection with regulatory approval and/or commercial development of Product.

(d)Access to Facility.  During the term of this Agreement, Manufacturer will permit Atara or its duly authorized representatives to [ * ] Services related to and including cGMP Manufacture of Product at the Facility, including the Manufacturing of any Batch of Product; provided, that, Atara will (i) use only common areas and those areas of the Facility where Services are performed and (ii) will not enter or attempt to access any areas indicated by Manufacturer as accessible to authorized personnel only.  For clarity, Manufacturer will [ * ] the performance of such Services.  Manufacturer also agrees that Atara and its duly authorized agents will have access, during normal business hours and during active Manufacturing, to inspect those portions of the Facility where the Product is Manufactured and to inspect the Manufacturing Process to [ * ], including inspection of (i) the Equipment and materials used in the performance of Services; (ii) the holding facilities for such materials and Equipment; and (iii) all Records relating to such Services and the Facility; provided that such access by Atara must not unduly interfere with or impede Manufacturer’s normal business operations or timely performance of the Services.  Atara will and will cause its duly authorized representatives (including the [ * ]) to, comply with the Manufacturer’s reasonable instructions and/or monitoring policies (as the same may be amended from time to time) at all times any Atara representatives ([ * ] and all other representatives or agents of Atara) are in the Facility.  Subject to Manufacturer’s obligations under Applicable Law and obligations of confidentiality to third parties, Manufacturer’s reasonable instructions shall not [ * ] Atara from [ * ]; provided, that Atara shall not have access to any cleanroom suite or storage areas in the Facility used or allocated for providing services to other current, prospective or future clients of Manufacturer.

5.3 Changes to Work Orders, Manufacturing Process and Specifications.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)Changes to Work Orders.  If the scope of work of a Work Order changes, then the applicable Work Order may be amended as provided in this Section 5.3(a).  If a required modification to a Work Order is identified by Atara or by Manufacturer, the identifying Party will notify the other Party in writing [ * ].  Manufacturer will provide Atara with a change order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Work Order (“Change Order”), and will use [ * ] to do so within [ * ] of receiving or providing such notice, as the case may be.  No Change Order will be effective unless and until it has been signed by authorized representatives of both Parties.  If Atara does not approve such Change Order, and has not terminated the Work Order, but requests the Work Order to be amended to take into account the modification, then the Parties will use reasonable efforts to agree on a Change Order that is mutually acceptable.  If practicable, [ * ]; provided     [ * ] Change Order. Notwithstanding anything to the contrary in the preceding sentence, during such negotiations, (a) Atara is [ * ] and (b) Manufacturer is [ * ].  Manufacturer will not commence work in accordance with any such Change Order until it is authorized in writing by Atara and fully signed by the Parties.  Atara will be responsible for all mutually agreed upon additional fees, costs and expenses related to any Change Order or continued performance under any existing Work Order, whether the modifications are proposed by Atara or Manufacturer, as set forth in such Change Order.

(b)Changes to Process/ Specifications.  Any amendment, change or other modification to the Manufacturing Process or Specifications for any Product must be approved in advance by [ * ] and will be made in accordance with the change control provisions of the applicable Quality Agreement, if any.

5.4Record and Sample Retention.

(a)Records.  Manufacturer will keep complete and accurate records (including reports, accounts, notes, data, and records of all information and results obtained from performance of Services) of all work done by it under this Agreement, in form and substance as specified in the applicable Work Order, the applicable Quality Agreement, and this Agreement (collectively, the “Records”).  All such Records will be the property of Atara.  Except as required by or necessary to comply with Applicable Law, enforce its rights or perform its obligations under this Agreement, any Work Order, or the Quality Agreement, Manufacturer will not transfer, deliver or otherwise provide any such Records to any Party other than Atara, without the prior written approval of Atara.  All original Records of the performance of Services, including without limitation, the Manufacture of Product under this Agreement will be retained and archived by Manufacturer in accordance with cGMP (if applicable) and Applicable Law, but in no case for less than a period of [ * ] following completion of the applicable Work Order.  Such archived Records will be available at reasonable, mutually agreed times, during normal business hours, for inspection, examination and copying by or on behalf of Atara, [ * ].  For the sake of clarity, costs and expenses in connection with Atara’s review of Records [ * ] in connection with the Release of a Batch or Disposition is included in the Batch Fees.  Upon Atara’s request and [ * ], Manufacturer will [ * ] provide Atara with hard copies of such Records following written request therefor.  Atara will be provided electronic access to completed Records [ * ].  [ * ] after completion of a Work Order, all of the aforementioned records will be sent to Atara or Atara’s designee at Atara’s sole cost and expense; provided, however, that [ * ] such Records retained in Manufacturer’s archives for an additional period of time at a [ * ] charge to Atara.  Manufacturer will retain copies of all of such Records and Atara will provide Manufacturer full access to all original Records if Manufacturer is required or compelled to furnish any of such original Records in connection with a regulatory inspection by any Authority or otherwise in connection with Applicable Law.

(b)Sample Retention.  Manufacturer will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product from the Manufacturing Process produced under this Agreement.  Further, upon Atara’s written request, Manufacturer will submit such samples to Atara at [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.5Regulatory Matters.

(a)Regulatory Approvals.  Atara will be responsible for obtaining, at its sole cost and expense, all regulatory and governmental approvals and permits necessary for Atara’s use, sale, marketing, promotion, advertising, vending, trading, offering, or commercializing, as applicable, of any Product Manufactured under this Agreement, including investigational new drug application, biologics license application, new drug application, and abbreviated new drug application submissions and any analogous submissions filed with the appropriate Authority of a country other than the United States (“Atara Approvals”).  Manufacturer shall provide Atara with all supporting data and information relating to the Manufacture of Product necessary for obtaining such approvals, including all Records, raw data, reports, authorizations, certificates, methodologies, Batch Documentation, raw material specifications, SOPs or references to a drug master file or international equivalent, as the case may be, standard test methods, Certificates of Analysis, Certificates of Compliance and other documentation, in each case,  in the possession or under the control of Manufacturer and applicable to the [ * ] within [ * ] of Atara’s written request (email being sufficient).

5.6Waste Disposal.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services will be the responsibility of Manufacturer [ * ].

5.7 Safety Procedures.  Manufacturer will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services.  Manufacturer, in consultation with Atara, will develop safety and handling procedures for API/Drug Substance and Product; provided, however, that Atara [ * ].

6.Testing and Acceptance Process.

6.1Testing by Manufacturer.  The Product Manufactured under this Agreement will be Manufactured in accordance with the Manufacturing Process approved by Atara, and with cGMP (unless otherwise expressly stated in the applicable Work Order).  Each Batch of Product will be sampled and tested by Manufacturer, a Permitted Subcontractor, Atara, or by a third party retained by Atara, against the Specifications, and the quality assurance department of Manufacturer will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP (if applicable) and the Manufacturing Process.

6.2Provision of Records.  If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP (if applicable) and the Manufacturing Process, then a [ * ] will be completed and approved by the quality assurance department of Manufacturer.  [ * ] (collectively, the “[ * ]”) [ * ].  If Atara requires additional [ * ], these will be provided by Manufacturer to Atara at [ * ].

6.3Review of Batch Documentation.  Each Party will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product per the applicable Work Order against the Specifications.  Atara will notify Manufacturer in writing of its acceptance or rejection of such Batch based on not more than [ * ] review cycles completed within a period of [ * ] commencing upon Atara’s receipt of the Batch Documentation relating to such Batch.  Each Party will use [ * ] to review the Batch Documentation within less than [ * ] review cycles and within less than [ * ] following receipt.  During this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

review period, the Parties agree to respond promptly, but in any event within [ * ], to any reasonable inquiry or request for a correction or change by the other Party with respect to such Batch Documentation.

6.4[ * ]

6.5[ * ]; Disputes.

(a)Upon Atara’s receipt and review of the Batch Documentation within the time period set forth in Section 6.3, Atara shall in accordance with Section 6.3 notify Manufacturer in writing if Atara believes, in good faith and based on reasonable grounds that any Batch (i) [ * ] shall be addressed in accordance with the remainder of this Section 6.5 and Section 6.6.

(b)If a Batch is a [ * ], then a root cause analysis on such [ * ] will be undertaken in accordance with subsection (c) below ([ * ]).  Atara will be required to pay for [ * ] of the amount set forth in invoices for Product that is a [ * ] within the time frame required under the applicable Work Order, with the remainder of such invoiced amount held pending the determination of an Investigational Process.  Payment of an invoice by Atara will not constitute a waiver of remedies available to Atara under Section 6.6, except for claims that a Batch is or was a [ * ]where Product in such Batch is or was approved for Final Disposition (as defined in in the applicable Work Order).

(c)[ * ]

(d)[ * ] analysis set forth in subsection (c) above:

(i)[ * ].

(ii)[ * ].

(e)If a [ * ] is finally determined pursuant to this Section 6.5 ([ * ], as applicable) to be (i) a [ * ], then Section 6.6(a) shall apply or (ii) an [ * ], then Section 6.6(b) shall apply.

(f)In addition to [ * ] and will decide [ * ], or to terminate [ * ].

(g)[ * ].

6.6Product Non-Compliance and Remedies.

(a) If the Parties agree or if determined in accordance with Section 6.5 above that a Batch of Product is a [ * ] then, Manufacturer will, [ * ]:

(i)[ * ]; or

(ii)[ * ].

(b)If the Parties agree or if determined in accordance with Section 6.5 above that a Batch of Product is an Atara Non-Conforming Batch, then Atara will [ * ], and shall pay all amounts owed with respect to such Atara Non-Conforming Batch within [ * ] following delivery of an invoice by Manufacturer after completion of the [ * ].  Atara will pay Manufacturer the fees, costs and expenses for such [ * ] in accordance with the applicable Work Order, and Atara will not be entitled to the remedies set forth in Section 6.6(a).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)For clarity, unless the [ * ] is determined to be a [ * ] pursuant to Section 6.5, and without limiting [ * ], Manufacturer will not be responsible for [ * ] under clause (a)(i) of this Section 6.6 or for [ * ] under clause (a)(ii) of this Section 6.6.

6.7Disposition of Non-Conforming Product.  The ultimate disposition of non-conforming Product will be the responsibility of Atara’s quality assurance department.

6.8Product Recalls.

(a)Recalls.  In the event: (i) any Authority or other national government authority issues a request, directive or order that the Product (or any recall of a final product that incorporates a Product); (ii) a court of competent jurisdiction orders such a recall, or (iii) Atara reasonably determines, after giving due consideration, in good faith, to Manufacturer’s comments regarding any such recall, that Product (or any recall of a final product that incorporates a Product) should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.

(b)Product [ * ]; Expenses.  In the event that such recall results from: (i) from [ * ], or (ii) in whole or in part from [ * ]cGMP or the Manufacturing Process, Manufacturer shall [ * ] Products that were recalled [ * ].  Manufacturer shall use [ * ] such Product [ * ].  [ * ].  In the event that the recall does not result from: (i) from [ * ], or (ii) in whole or in part [ * ] with cGMP or the Manufacturing Process, [ * ].  For purposes of this Section 6.8(b), “[ * ]” of a recall shall include [ * ].

7.Shipping and Delivery.

7.1Shipping and Delivery.  Manufacturer agrees not to ship Product to Atara or its designee until it has received a written approval from Atara or Atara’s designee to Release such Product and tender it to Atara’s carrier.  Manufacturer will follow the instructions for shipping and packaging agreed to by the Parties in the applicable Work Order, or as otherwise agreed to by the Parties in writing. Delivery terms will be [ * ] ([ * ]) Manufacturer’s Facility to an agent of the Atara-designated carrier on such dates as are agreed by the Parties (“Delivery”).  A bill of lading will be furnished to Atara with respect to each shipment.

7.2Product Returns.  If Atara requests Manufacturer accept return of Product previously Delivered or of samples, raw materials, media, reagents or any such Product, samples, raw materials, media or reagents (each, a “Return”), Atara must provide to Manufacturer written documentation evidencing a fully maintained chain of custody from Delivery of Product through Return to an authorized representative of Manufacturer at the Facility.  Such written documentation must [ * ].  Manufacturer will not re-Deliver Returned Product (or other materials) without prior express written authorization from, and agreement by, Atara [ * ].

8.Fees and Payments.

8.1Price.  The price of Product and/or the fees and expenses for the performance of Services will be set forth in the applicable Work Order.  All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement will be made in United States dollars.

8.2Invoice.  Performance of the Services by Manufacturer is dependent upon Atara’s full satisfaction of all [ * ] amounts payable by Atara to Manufacturer under this Agreement in accordance with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the applicable payment terms under this Agreement or the applicable Work Order.  Manufacturer will invoice Atara according to the invoice schedule in the applicable Work Order, referencing in each such invoice the Work Order(s) to which such invoice relates.  Unless otherwise specified in the applicable  Work Order, payment of [ * ] amounts ([ * ]) will be due  [ * ] after Atara’s receipt of electronic transmission of the invoice (and reasonable supporting documentation pertaining to any disbursements).  Payments will be made in United States Dollars.  A [ * ] service charge will be applied to all [ * ] overdue balances ([ * ]).

8.3Payments.  Atara will make all payments pursuant to this Agreement by wire transfer in immediately available funds to a bank account designated in writing by Manufacturer in the invoice associated with the applicable Work Order.

8.4Financial Records.  Manufacturer will keep accurate records of all Services performed and invoice calculations, and, upon the request of Atara, will permit Atara or its duly authorized agents to examine such records during normal business hours and in accordance with the terms of Section 5.2(d) for the purpose of verifying the correctness of all such calculations.

8.5Taxes.  All duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services will be borne solely by Atara (other than taxes based upon the income of Manufacturer).

8.6[ * ]

8.7[ * ].

9.Intellectual Property Rights.

9.1Atara Technology.  All rights to and interests in Atara Technology will remain solely in Atara and no right or interest therein is transferred or granted to Manufacturer under this Agreement.  Manufacturer acknowledges and agrees that it does not acquire a license or any other right to Atara Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur.

9.2Manufacturer Technology.  All rights to and interests in Manufacturer Technology will remain solely in Manufacturer and, except for the limited, non-exclusive license set forth in this Agreement, no right or interest therein is transferred or granted to Atara under this Agreement.  Manufacturer hereby grants to Atara a [ * ], license to Atara, [ * ] to the extent [ * ].  Manufacturer covenants and agrees that in the event Manufacturer Technology is used in the Manufacture of Product under this Agreement that is [ * ], Manufacturer hereby grants to Atara a [ * ], license to Atara [ * ] to [ * ] such Manufacturer Technology to the extent [ * ].

9.3Improvements.  Manufacturer agrees (a) to promptly disclose [ * ]Improvements; (b) that [ * ] Improvements will be the sole and exclusive property of Atara; and (c) that Manufacturer will assign and does assign [ * ]Improvements to Atara (or its designee) [ * ].  Manufacturer will take such steps as Atara may reasonably request (at Atara’s sole cost and expense) to vest in Atara (or its designee) ownership of [ * ] Improvements.

9.4Non-Exclusive License.  Atara hereby grants to Manufacturer a non-exclusive, perpetual, irrevocable, fully paid-up, worldwide license, with the right to sub-license, to [ * ] Improvements made in the performance of the Services that [ * ]or that are [ * ](a) [ * ] or (b) [ * ](collectively, “Manufacturing Improvements”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.5Patent Filings.  Atara will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any patents that claim or cover the Improvements.

9.6[ * ].

9.7No Express or Implied Licenses.  Except to the extent expressly set forth in this Article 9, neither Party will acquire any right, title or interest (express or implied) in any intellectual property belonging or licensed by a third party to the other Party and no right or license, whether express or implied (by implication, estoppel or otherwise), is granted to one Party by the other, except to the extent expressly authorized by this Agreement

10.Confidentiality.

10.1Definition.  “Confidential Information” means any and all non-public scientific, technical, financial regulatory or business information, or data or trade secrets in whatever form (written, oral or visual) that is furnished or made available by one Party (the “Discloser”) to the other (the “Recipient”) or developed by either Party under this Agreement.  Confidential Information of Atara includes (x) Atara Materials, Atara Technology and Improvements; (y) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Atara; and (z) all information of third parties that Atara has an obligation to keep confidential.  Confidential Information of Manufacturer includes (w) this Agreement, (x) Manufacturer Technology; (y) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Manufacturer; and (z) all information of third parties that Manufacturer has an obligation to keep confidential.

10.2Confidentiality Obligations.  Recipient agrees to (a) hold in confidence all  Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Sections 5.5(a) and/or 10.3, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely as permitted under this Agreement to carry out Recipient’s obligations under this Agreement  (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s obligations or as permitted under this Agreement (and any agreements executed pursuant to this Agreement), with all such reproductions being considered Discloser’s Confidential Information.

10.3Permitted Disclosure.  Recipient may provide Discloser’s relevant Confidential Information to its [ * ] and [ * ] agents or representatives of Atara who access the Facility or have access to Manufacturer Confidential Information pursuant to Section 5.2(d)), [ * ]; provided, however, that in each case (a) each of such [ * ] and all other agents or representatives of Atara who access the Facility or have access to Manufacturer Confidential Information pursuant to Section 5.2(d)), have a bona fide need to know Discloser’s Confidential Information to perform its obligations under this Agreement (including any Work Order executed hereunder), (b) are bound by written obligations of confidentiality with respect to the Discloser’s Confidential Information that are at least as restrictive as those set forth in this Agreement; and (c) Recipient remains liable for the compliance by and breach of such [ * ] (including, with respect to Atara, [ * ] and all other agents or representatives of Atara who access the Facility or have access to Manufacturer Confidential Information pursuant to Section 5.2(d)), [ * ] with such obligations.  Recipient may also disclose Discloser’s Confidential Information to third parties only to the extent such disclosure is required to comply with Applicable Law, the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, that to the extent not prohibited by Applicable Law, Recipient provides prior written notice of such disclosure to Discloser, takes all reasonable and lawful actions to avoid or minimize the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

degree of such disclosure, and cooperates reasonably with Discloser, at Discloser’s cost and expense, in any efforts to seek a protective order.  If disclosure of Discloser’s Confidential Information is nevertheless required, Recipient will disclose only that portion of Discloser’s Confidential Information that is legally required and then only to those parties legally required.  Furthermore, (i) Atara may disclose Confidential Information of Manufacturer [ * ] to the Manufacture of Product to [ * ], and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use; provided such Confidential Information of Manufacturer shall not include or reference any of the information specified on Appendix E hereto; and (ii) Manufacturer may disclose the [ * ]of this Agreement and the fact that Manufacturer is performing the Services for Atara to     [ * ], and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

10.4Exceptions.  Recipient’s obligations of non-disclosure, non-use and confidentiality under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient or its [ * ];

(b)is in Recipient’s or its [ * ] possession at the time of disclosure other than as a result of Recipient’s or its [ * ] breach of any legal obligation, as demonstrated by competent and contemporaneous written documentation;

(c)becomes known to Recipient or its [ * ] on a non-confidential basis through disclosure by sources other than the Discloser having the legal right to disclose such Confidential Information; or

(d)is independently developed by Recipient or its [ * ] without reference to or reliance upon Discloser’s Confidential Information, as demonstrated by competent and contemporaneous written documentation.

10.5Injunctive Relief.  Recipient agrees that monetary damages would not be a sufficient remedy for any threatened or actual breach by Recipient or its [ * ], of the obligations of confidentiality and limitations on use of Confidential Information in this Article 10 and that Discloser, without posting any bond and without liability should relief be denied, modified or vacated, is entitled to equitable relief including an injunction to stop any actual  breach.  Discloser is entitled to pursue all available remedies, at law or in equity, alternatively or cumulatively, in the event of a threatened or actual breach of this Article 10.

10.6  (a) For a period of [ * ], (i) Manufacturer will not and will cause its [ * ] not to, directly or indirectly, hire, engage, employ or solicit for employment (as an employee, consultant or otherwise) any employees or consultants of Atara (“Atara Employees”) or induce or attempt to induce any Atara Employees to leave his or her employment or engagement with Atara, or in any way intentionally interfere with the employment relationship between any Atara Employees and Atara, in each case for the purpose of employing or engaging the services of any such Atara Employee or for soliciting any such Atara Employee to become an employee or consultant of Manufacturer or its Affiliates or any other party; provided, however, that nothing herein shall preclude Manufacturer from employing or soliciting any Atara Employee (A) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement, recruiter solicitation or internet posting) not specifically targeting such Atara Employee or (B) following the termination of such Atara Employee’s employment with Atara for any reason, provided, that Manufacturer has not induced such Atara Employee to terminate his or her employment in breach of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Manufacturer’s obligations hereunder and (ii) Atara will not and will cause its [ * ] not to, directly or indirectly, hire, engage, employ or solicit for employment (as an employee, consultant or otherwise) any employees or consultants of Manufacturer (“Manufacturer Employees”) or induce or attempt to induce any Manufacturer Employees to leave his or her employment or engagement with Manufacturer, or in any way intentionally interfere with the employment relationship between any Manufacturer Employees and Manufacturer, in each case for the purpose of employing or engaging the services of any such Manufacturer Employee or for soliciting any such Manufacturer Employee to become an employee or consultant of Atara or its Affiliates or any other party; provided, however, that nothing herein shall preclude Atara from employing or soliciting any Manufacturer Employee (A) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement, recruiter solicitation or internet posting) not specifically targeting such Manufacturer Employee or (B) following the termination of such Manufacturer Employee’s employment with Manufacturer for any reason, provided, that Atara has not induced such Manufacturer Employee to terminate his or her employment in breach of Atara’s obligations hereunder.

11.Representations and Warranties.

11.1Manufacturer Representations and Warranties.  Manufacturer represents and warrants to Atara that:

(a)it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b)the execution and delivery of this Agreement by Manufacturer has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Manufacturer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c)the Services will be performed, in all material respects, with requisite care, skill and diligence, by individuals who are appropriately trained and qualified; and in accordance with Applicable Law and industry standards and all applicable provisions of Atara’s written policies and procedures that have been provided to Manufacturer and set forth in the applicable Work Order;

(d)the use of the Manufacturer Technology does not violate any patent, trade secret or other proprietary or intellectual property rights of any third party and it will notify Atara in writing should it become aware of any claims asserting such violation;

(e)to the best of Manufacturer’s knowledge, the performance of the Services will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party and it will notify Atara in writing should it become aware of any claims asserting such violation.  For clarity, the Manufacturer makes no representations or warranties about the intellectual property status of any Atara Technology or its use in connection with the Services;

(f)at the time it is delivered to Atara pursuant to the third sentence of Article 7, the Product Manufactured under this Agreement will (i) have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, and subject to Planned Deviations and/or any Change Orders, the Manufacturing Process, the applicable Quality Agreement (if any), and Specifications; and

(g)Manufacturer, its approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by Manufacturer or its approved subcontractors to perform

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Services under this Agreement: (a) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C.  § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C.  1320a-7b(0); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.  Manufacturer will notify Atara [ * ] if Manufacturer, its approved subcontractors, or any person used to perform Services under this Agreement, or any of their respective officers or directors, as applicable, is, to the best of Manufacturer’s knowledge, subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to Manufacturer’s knowledge, is threatened.

11.2Atara Representations and Warranties.  Atara represents and warrants to Manufacturer that:

(a)it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b)the execution and delivery of this Agreement by Atara has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Atara, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c)to the best of Atara’s knowledge, none of (i) the Atara Materials, (ii) any intermediates, components, or derivatives of Atara Materials, (iii) Product or any intermediates, components or derivatives of Product, (iv) Specifications,  (v) the Atara Technology or (vi) any intellectual property rights in any of (i) through (v), used in the Services infringes infringe any proprietary or intellectual property rights of any third party; and Atara will notify Manufacturer in writing should it become aware of any claims asserting such violation;

(d)    it will not use, sell, market, promote, advertise, vend, trade, offer, or commercialize Product into any regulatory jurisdiction unless and until it receives the necessary (i) Product approvals from the applicable Authority or (ii) express written permission from the applicable Authority prior to receipt of Product approvals.

11.3Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11 NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

12.	Indemnification.

12.1Indemnification by Manufacturer.  Manufacturer will indemnify, defend and hold harmless Atara, its [ * ] (collectively, the “Atara Indemnitees”) against  any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and other costs of defense)  (collectively, “Losses”) in connection with any and all actions, suits, claims or demands (collectively, “Claims”) that may be brought or instituted against any Atara Indemnitee by any third party to the extent they  arise out of or relate to any (a) [ * ]; or (b) [ * ], except in the case of (a) or (b), to the extent any of such Claims arise out of or relate to (i) [ * ], (ii) [ * ] or (iii) [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2Indemnification by Atara.  Atara will indemnify, defend and hold harmless Manufacturer, [ * ] (collectively, the “Manufacturer Indemnitees”) against any and all Losses in connection with any and all Claims that may be brought or instituted against any Manufacturer Indemnitee by any third party to the extent they arise out of or relate to (a) [ * ]; (b) [ * ]; or [ * ]; or (d) [ * ].

12.3Indemnification Procedures; Calculation of Losses.  Each Party must notify the other Party within [ * ] of receipt of any claims made for which the other Party might be liable under Section 12.1 or 12.2, as the case may be.  Subject to Section 12.4, the indemnifying Party will have the sole right to defend, negotiate, and settle such Claims.  The indemnified Party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying Party will have final decision-making authority regarding all aspects of the defense of any Claim, so long as the indemnifying Party is solely responsible for fully indemnifying the indemnified Party and the indemnified Party is fully and finally released from any liability in respect of such Claim.  The Party seeking indemnification will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party.

12.4Mitigation.  Each indemnified Party shall take all reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

12.5No Duplicate Recovery Between Parties.  Any liability for indemnification under this Article 12 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability.

12.6Settlement.  Neither Party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified Party will not unreasonably withhold, condition, or delay such consent.  If a settlement contains an absolute waiver of liability for the indemnified Party, and each Party has acted in compliance with the requirements of this Article 12, then the indemnified Party’s consent will be deemed given.  If requested by the indemnifying Party, the indemnified Party will cooperate with the indemnifying Party and its counsel in contesting any Claim or, if appropriate and related to the Claim in question, in making any counterclaim against the third party claimant, or any cross complaint against any other Party (other than the indemnified Party or its Affiliates); provided that the indemnifying Party shall reimburse the indemnified Party for its reasonable out-of-pocket expenses.

12.7Limitation of Liability.  NEITHER PARTY WILL  BE LIABLE  UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, [ * ]  NOTHING IN THIS SECTION 12.7 IS INTENDED TO (A) LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR (B) APPLY TO AMOUNTS PAYABLE TO MANUFACTURER BY ATARA UNDER THIS AGREEMENT, INCLUDING UNDER ANY WORK ORDER OR UNDER ARTICLE 14.  ATARA’S MAXIMUM AGGREGATE LIABILITY WITH RESPECT TO USE OF ANY SERVICE WILL NOT EXCEED [ * ] AND THE MANUFACTURER’S MAXIMUM AGGREGATE LIABILITY WITH RESPECT TO THE PROVISION OF ALL SERVICES UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.	Insurance.

13.1Manufacturer Insurance.  Manufacturer will secure and maintain in full force and effect throughout the term of this Agreement (and for [ * ] thereafter for claims made coverage), the following minimum insurance coverage with financially sound and nationally reputable insurers with a minimum A.  M.  Best Rating of [ * ]:

(a)Workers’ Compensation, including coverage for occupational disease, with benefits determined by statute, including Employers’ Liability of [ * ];

(b)Commercial General Liability and Personal/Advertising Injury, including coverage for contractual liability assumed by Manufacturer and coverage for Manufacturer’s independent contractor(s), with at least [ * ] combined single limit for bodily injury and property damage per occurrence, and a general aggregate limit of [ * ];

(c)Products Liability, exclusive of the coverage provided by the Commercial General Liability policy, with [ * ] per occurrence and an aggregate limit of at least [ * ];

(d)Business Automobile Liability and including non-owned and hired auto liability with       [ * ] per accident;

(e)Commercial General Liability, Employers’ Liability and Business Automobile Liability limits may be met with any combination of primary and excess or Umbrella Liability Insurance policy limits to provide [ * ] per occurrence, and a general aggregate limit of [ * ];

(f)“Special Form” Property, valued at replacement cost, covering loss or damage to the Facility and Atara’s property and materials in the care, custody, and control of Manufacturer whether at the Facility, or otherwise with Atara named as loss payee for Atara’s property and materials; and

(g)Crime Insurance with [ * ] per occurrence including Employee Dishonesty.

13.2Atara Insurance.  Atara will secure and maintain in full force and effect throughout the term of this Agreement (and for [ * ] thereafter for claims made coverage), [ * ], (a) prior to any BLA approval (or comparable Authority approval in any other jurisdiction), a similarly situated bio-pharmaceutical company of comparable size and resources, and (b) following any BLA approval (or comparable Authority approval in any other jurisdiction), [ * ].

13.3General.  Liability policies written on a claims-made basis will have a retroactive date no later than the Effective Date of this Agreement.  [ * ]

13.4Evidence of Insurance.  Each Party will, upon the execution of this Agreement, after each renewal or material change in coverage, and at any time upon request by the other Party, promptly provide the other Party with a Certificate of Insurance evidencing coverage required under this Section 13, [ * ], and providing that [ * ] advance written notice will be given to the other Party of any material change or     [ * ] cancellation in coverage or limits.  Upon request, each Party agrees to provide the other Party copies of required insurance policies.  The insurance policies set forth in Section 13.2 will cover, among other things, all Atara representatives acting as [ * ] or whom are otherwise visitors to the Facility.  Atara will maintain insurance comparable to the insurance maintained by Manufacturer under Section 13.1(a) and 13.1(b) covering all Atara Employees (as defined in Section 10.6), [ * ] and all other Atara representatives and agents as visitors to the Facility, in addition to maintaining all other types of insurance required to permit Atara’s compliance with Section 13.2.  Manufacturer agrees to require Permitted Subcontractors

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

performing Services to maintain, other types of insurance and/or additional amounts of insurance as is reasonable within the industry for service providers providing comparable services.

13.5Insurance Information.  Manufacturer will comply, at Atara’s expense, with reasonable requests for information made by Atara’s insurance provider representative(s), including permitting such representative(s) to inspect the Facility during operational hours and upon reasonable notice to Manufacturer.  In regard to such inspections, the representative(s) will adhere to such guidelines and policies, including those pertaining to safety and non-disclosure as Manufacturer may reasonably require.

14.	Term and Termination.

14.1Term.  This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Article 14, will expire on [ * ].  Subject to Manufacturer’s agreement thereto in writing, Atara may extend the expiration date of this Agreement to [ * ]upon written notice to Manufacturer by [ * ].  Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement shall continue to apply to any active or in progress Work Orders until each such Work Order has been completed, expired or otherwise terminated in accordance with the terms herein or therein.

14.2Termination by Atara; Termination by Manufacturer

(a)Atara will have the right, in its sole discretion, to terminate this Agreement or any Work Order (i) upon [ * ] prior written notice to Manufacturer; (in which case the Termination Effective Date will be the end of such [ * ] period unless otherwise agreed by the Parties in writing) and (ii)[ * ]written notice if (y) Manufacturer is or will be unable to perform the Services in accordance with the terms set forth in the applicable Work Order (as may be amended pursuant to Section 5.3(a)); or (z) Manufacturer fails to obtain or maintain any material governmental licenses or approvals required in connection with the Services that in Atara’s reasonable, good faith judgment would have a material adverse impact on the Services.

(b)In addition to and without limiting Manufacturer’s rights under Section 8.1, Manufacturer will have the right, by written notice to Atara, at any time, when Atara fails to cure breach of any [ * ] payment obligation within [ * ] after receipt of notice by Atara in in accordance with Section 15.4 (in which case the Termination Effective Date will be the end of the [ * ] period after Manufacturer delivered such notice of termination unless otherwise agreed by the Parties in writing); provided that if Atara fails     [ * ]to timely pay [ * ] invoices in accordance with Section 8.1, Manufacturer may terminate this Agreement or any Work Order if Atara fails to cure such [ * ] payment breach within [ * ] of Atara’s receipt of notice of payment default in which case the Termination Effective Date will be the expiration of such [ * ] period.   Any Atara dispute with respect to any invoiced amount must be disputed in good faith and with reasonable justification.

14.3Termination by Either Party.  Either Party will have the right to terminate this Agreement or any signed Work Orders that are pending by written notice to the other Party, upon the occurrence of any of the following:

(a)the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law  (which proceedings remain undismissed for [ * ]);

(b)the other Party fails to start and diligently pursue the cure of a material breach of this Agreement (other than breach of any payment obligation by Atara which is governed by Section 14.2(b)) within [ * ] after receiving written notice from the other Party of such breach; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least [ * ].  In the case of a force majeure event relating solely to a pending Work Order, the right to terminate will be limited to such Work Order.

14.4Effect of Termination.  Manufacturer will, upon receipt of a termination notice from Atara under Section 14.2 or Section 14.3, promptly cease performance of the applicable Services and will [ * ].  In particular, Manufacturer will use its [ * ] to:

(a)[ * ] cancel, to the greatest extent possible, any third party obligations;

(b)[ * ] inform Atara of any irrevocable commitments made in connection with any pending Work Order(s) prior to termination;

(c)[ * ] return to the vendor for a refund all unused, unopened materials in Manufacturer’s possession that are related to any pending Work Order; provided, that Atara will have the option, but not the obligation, to take possession of any such materials;

(d)[ * ] inform Atara of the cost of any remaining unused, unreturnable materials ordered pursuant to any pending Work Order(s), and either deliver such materials to Atara (or its designee) or properly dispose of them, as instructed by Atara; and

(e)[ * ].

Notwithstanding anything to the contrary herein, (a) upon delivery by a Party of notice of termination of this Agreement or expiration of this Agreement the remaining balance of the [ * ] (if any) shall be deemed fully and finally satisfied; and (b) termination or expiration of this Agreement in whole or in part will be without prejudice to (i) Manufacturer’s right to receive all fees and expenses accrued and unpaid through such expiration or the Termination Effective Date other than such fees and expenses disputed by Atara in good faith and with reasonable justification , including amounts set forth in Section 14.6 or (ii) any provisions that expressly or necessarily call for performance (including the Manufacturer’s right to reimbursement for fees and expenses incurred in connection with such performance) after such termination or expiration.

14.5Return of Materials/Confidential Information.  Upon the earlier of the request of Discloser or the expiration or termination of this Agreement for any reason, Recipient agrees, except as otherwise provided in this Agreement and to the extent not prohibited by Applicable Law, to return to Discloser all documentation or other tangible evidence or embodiment of Discloser’s Confidential Information that is not required by  law to be retained by the Recipient and not to use such Confidential Information, unless otherwise agreed by the Parties in writing.  [ * ].  Manufacturer will also [ * ] return all Atara Materials,  Atara Equipment, retained samples, data, reports and other property, information and know-how in recorded form that was provided by Atara, or developed in the performance of the Services, that are owned by or licensed to Atara; provided that Atara will be responsible for all reasonable and documented costs and expenses associated with the return to Atara of Atara Materials, Atara Equipment and/or Atara Confidential Information by Manufacturer pursuant to this Agreement.  Upon the written request of Manufacturer, Atara will destroy or return to Manufacturer  (as requested by  Manufacturer) all tangible copies, extracts or other representations of any portion of any Manufacturer Confidential Information that Atara comes into possession of as a result of Atara’s [ * ], and other representatives’ or agents’ access to the Facility or Manufacturer Confidential Information pursuant to  Section 5.2(d).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.6Inventories; Close-Out Amounts.  Upon expiration or termination of this Agreement or a pending Work Order:  (a) Manufacturer shall [ * ] complete and Atara shall pay for the services and activities (including completion of any work in process) agreed to pursuant to Section 14.4(e) to close out any pending Work Orders and Atara shall purchase from Manufacturer Product ordered under this Agreement (other than any [ * ] that cannot be used for any purpose) at the price and in accordance with the payment schedule for such Product and services and activities, in each case as set forth in the applicable Work Order(s); (b)Atara shall pay all non-cancelable out-of-pocket expenses made in connection with any pending Work Order(s) through the Termination Effective Date and actually incurred by Manufacturer; (c) pay, through the Termination Effective Date all (i) [ * ] and (ii) applicable [ * ] for [ * ] ordered.  Following the Termination Effective Date, in accordance with Section 14.1, the terms and conditions of this Agreement that are applicable to any pending or active Work Orders shall continue to apply and for so long as Manufacturer continues to provide Services to Atara under such Work Orders, Atara will continue to pay for Services rendered and applicable [ * ] for the [ * ] used to perform Services, pro-rated to reflect the number of [ * ] (and [ * ] of [ * ]) used by Manufacturer to perform such Services during such period.

14.7Payment Reconciliation.  Within [ * ] after the close-out of a Work Order, Manufacturer will provide to Atara a written statement of all work performed by it in connection with the terminated Work Order, breakdown of the costs associated with that work, and a final invoice for that Work Order.      [ * ].

14.8Survival.  Expiration or termination of this Agreement (or any Work Order) for any reason will not relieve either Party of any right or obligation accruing prior to such expiration or termination through the Termination Effective Date.  Further, (a) the provisions of [ * ], (b)the provisions of all sections that must survive to permit Manufacturer to perform Services requested by Atara following the Termination Effective Date, and (c) any obligation, or liability of either Party under this Agreement or under any ancillary agreement executed in connection herewith, or any subsequent addenda hereto or thereto that by its nature and intent remains valid after termination or expiration will survive the Termination Effective Date or expiration of this Agreement.  Covenants will expire in accordance with their respective terms and Sections 11.1 and 11.2 will survive until [ * ] of such termination or expiration.

15.	Miscellaneous.

15.1Independent Contractor.  All Services will be rendered by Manufacturer as an independent contractor for federal, state and local income tax purposes and for all other purposes.  Manufacturer will not in any way represent itself to be a partner or joint venturer of or with Atara.  This Agreement does not create an employer-employee relationship between Atara on the one hand and Manufacturer or any employee, subcontractors, Affiliate of Manufacturer, or any Manufacturer personnel on the other.  Manufacturer is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of Manufacturer’s duties.  Manufacturer will be responsible for and will withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of Manufacturer’s employees and other Manufacturer personnel.  Manufacturer understands and agrees that it is solely responsible for such matters in the prior sentence and that it will indemnify Atara and hold Atara harmless from all claims and demands in connection with such matters.  Neither Party hereto will have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking unless expressly so authorized in writing by the other Party.

15.2Force Majeure.  Except as otherwise expressly set forth in this Agreement, neither Party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the affected Party, including fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”).  The Party affected by any event of force majeure will promptly notify the other Party, explaining the nature, details and expected duration of the force majeure event.  Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other Party of the cessation of any such event.  A Party affected by an event of force majeure will use its  [ * ] to remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch.  If a Party anticipates that an event of force majeure may occur, such Party will notify the other Party of the nature, details and expected duration of the force majeure event.  Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

15.3Public Statements.  Except to the extent required by applicable law or regulation or the rules of any stock exchange or listing agency, neither Party will make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement, or use the other Party’s name or the name of any Affiliate of the other Party in any form of advertising, promotion or publicity, without obtaining the prior written consent of such Party.

15.4Notices.  All notices must be in writing and sent to the address for the recipient set forth in this Agreement below or at such other address as the recipient may specify in writing under this procedure.  All notices must be given by (a) personal delivery, with receipt acknowledged; or (b) prepaid certified or registered mail, return receipt requested; (c) electronic mail or (d) prepaid recognized next Business Day or express delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

If to Manufacturer, to:

4600 E. Shelby Drive, Suite 108

Memphis, TN 38118

Attention: [ * ], Chief Executive Officer

If to Atara, to:

611 Gateway Blvd., Suite 900
South San Francisco, CA 94080
Attention: Executive Vice President, Chief Technical Operations Officer

15.5Binding Agreement; Assignment.  This Agreement will bind and inure to the benefit of the Parties and their respective successors, heirs, and assigns.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, but with notice to the other Party, assign this Agreement, in whole or in part, (a) in connection with the transfer or sale of all or substantially all of its assets or the line of business or Product to which this Agreement relates; (b) to a successor entity or acquirer in the event of a merger, consolidation or change of control; or (c) to any Affiliate capable of meeting its financial obligations under this Agreement, as determined in good faith by the non-assigning Party.  Any purported assignment in violation of the preceding sentence will be void.  Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

15.6Entire Agreement.  This Agreement, together with the attached Appendices and any fully-signed Work Orders, Quality Agreements and Change Orders, each of which are incorporated into this Agreement, constitute the entire agreement between the Parties with respect to the specific subject matter of this Agreement and all prior and contemporaneous agreements with respect such subject matter are superseded, including without limitation, the DMSA.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.7No Modification.  This Agreement and/or any Work Order or Quality Agreement may be changed only by a writing signed by authorized representatives of each Party.

15.8Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part.  If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of applicable laws, rules or regulations.

15.9Governing Law.  This Agreement and any disputes arising out of or relating to this Agreement is governed by, construed and interpreted in accordance with the internal laws of the laws of the State of New York, U.S.A., without regard to any choice of law principle that would require the application of the law of another jurisdiction.  The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.  This provision will operate without prejudice to either Party’s ability to seek injunctive or other interlocutory relief in any court accepting jurisdiction to protect and enforce its intellectual property rights.   Notwithstanding any provision to the contrary, any actions taken by Manufacturer or refrained from by Manufacturer as are required to permit Manufacturer to comply with law, rule or regulation, including under any Work Order or the Quality Agreement is not and will not be deemed a breach of any Manufacturer obligation hereunder.  Without limiting the preceding sentence, Manufacturer will work with Atara in good faith to perform any Services requested by Atara in writing that would permit Atara to use Product pursuant to the permission of the applicable competent Authority.

15.10Waiver.  Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

15.11No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

15.12No Strict Construction; Headings.  This Agreement has been prepared jointly and will not be strictly construed against either Party.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.  The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.  Whenever this Agreement refers to a request, such request must be in writing.

15.13Certain Regulatory Filings.  Not less than [ * ] prior to filing with any relevant Authority any clinical trial application including any IND or EU Investigational Medicinal Product Dossier or any documentation that is comparable to such an application, Atara will give Manufacturer a copy of the relevant portions of the chemistry manufacturing controls (CMC) section of the common technical document or any comparable document that relates to any such application (all such documentation herein referred to as the “Application”). This disclosure will permit Manufacturer to verify that such portions of the Application accurately describes the Services that Manufacturer has performed and the manufacturing and testing processes that Manufacturer will perform under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.14SEC Filings.  If Atara determines that it is legally required to file this Agreement with the Securities and Exchange Commission (SEC), Atara will use [ * ] to seek confidential treatment of the terms of this Agreement pursuant to Applicable Law, it being understood that the SEC ultimately will decide whether to grant such request for confidential treatment.  Atara will provide the draft confidential treatment request to Manufacturer with the proposed filing at least [ * ] in advance of submission and will in good faith make [ * ] to redact any such filing in accordance with Manufacturer’s reasonable instructions.

15.15Remedies.  Termination of this Agreement by a Party will not be an exclusive remedy and all other remedies will be available to the terminating Party, in equity and at law. If any set of facts or circumstances form the basis of a claim under more than one provision in this Agreement (including, for clarity, any Work Order and/or any Quality Agreement), either Party may pursue relief under any or all of such provisions, but in no event will either Party be entitled to duplicate or multiple recovery for any loss arising from or relating to the same set of facts or circumstances.

15.16Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ATARA BIOTHERAPEUTICS, INC.		COGNATE BIOSERVICES, INC.

By:	/s [ * ]	By:	/s [ * ]
Print Name:	[ * ]	Print Name:	[ * ]
Title:	[ * ]	Title:	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX A

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX B

[ * ]

  [ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX C

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX D

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX E

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX F

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.